Exhibit 5

May 23, 2000

Mcglen Internet Group, Inc.
3002 Dow Avenue, Suite 114
Tustin, California  92780

                  Re:      REGISTRATION STATEMENT ON FORM S-8 OF
                           MCGLEN INTERNET GROUP, INC. (THE "COMPANY")

Ladies and Gentlemen:

                  At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,456,088 shares of Common Stock, $0.03 par value, of the Company (the "Common Stock"), to be issued pursuant to the Wanderlust 1995 Stock Option Plan, the Wanderlust 1996 Stock Option Plan, the McGlen Micro 1999 Stock Option Plan, the McGlen Internet Group, Inc. 2000 Stock Option Plan and the Stock Option Agreements covered by the Registration Statement (collectively, the "Plans"). At your request, we have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plans and the Common Stock to be issued pursuant to and in accordance with the Plans.

         Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Respectfully submitted,

                                              O'Melveny & Myers LLP

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